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                                                                    EXHIBIT 24.1

                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 13, 1995 with respect to the financial statements of IDS Managed Futures, L.P. as of December 31, 1994 and 1993 and for each of the years in the three-year period then ended, and to the use of our report dated July 8, 1994 with respect to the financial statements of CIS Investments, Inc. as of May 31, 1994 and 1993 included in Amendment No. 1 to the Registration Statement and related Prospectus of IDS Managed Futures, L.P. for the registration of $50,000,000 of limited partnership interests.


                                          KPMG Peat Marwick LLP


June 20, 1995
Chicago, Illinois